                       COMPENSATION OF EXECUTIVE OFFICERS

    The following KCPL Summary Compensation Table sets forth the compensation of the five highest-paid executive officers of KCPL for the last three fiscal years.




                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                   ----------------
                                                             ANNUAL COMPENSATION      SECURITIES
                                                             --------------------     UNDERLYING       ALL OTHER
                                                              SALARY      BONUS      OPTIONS/SARS    COMPENSATION
NAME AND PRINCIPAL POSITION                         YEAR        ($)      ($)(1)          (#)            ($)(2)
- ------------------------------------------------  ---------  ---------  ---------  ----------------  -------------
A. Drue Jennings................................       1995    403,000    132,062     13,750 shares       57,307
Chairman of the Board,                                 1994    390,000    120,710     13,750 shares       36,657
President and Chief                                    1993    375,000    113,750     13,750 shares       26,151
Executive Officer

Bernard J. Beaudoin.............................       1995    200,000     45,800      6,875 shares       19,221
President, KLT Inc.                                    1994    185,000     57,965      6,875 shares       17,023
                                                       1993    178,000     57,380      6,875 shares       15,793

Marcus Jackson..................................       1995    155,000     38,870      6,000 shares       10,458
Senior Vice President-                                 1994    145,000     49,405      6,000 shares        9,612
Power Supply                                           1993    130,000     47,300      5,500 shares        8,808

Ronald G. Wasson................................       1995    190,000     29,260      6,875 shares       21,321
Executive Vice                                         1994    185,000     57,965      6,875 shares       17,182
President, KLT Inc.                                    1993    178,000     57,380      6,875 shares       15,305

J. Turner White.................................       1995    139,000     46,406      6,000 shares        5,543
Senior Vice President-                                 1994    127,500     26,098      6,000 shares        5,308
Retail Services                                        1993    115,000     34,150      2,750 shares        4,103

- ------------------------
(1) These amounts were paid under the KCPL Incentive Compensation Plan.

(2)  For 1995, amounts  include: Flex dollars under  the Flexible Benefits Plan:
    Jennings --  $14,961, Beaudoin  --  $10,596, Jackson  -- $5,958,  Wasson  --
    $10,458, White -- $2,763. Deferred Flex dollars: Jennings -- $18,417, Beaudoin -- $1,142, Wasson -- $1,280. Above-market interest paid on deferred compensation: Jennings -- $11,839, Beaudoin -- $1,483, Wasson -- $3,883. KCPL contribution under the KCPL Employee Savings Plus Plan: Jennings -- $4,500, Beaudoin -- $4,500, Jackson -- $4,500, Wasson -- $4,500, White --
    $2,780. KCPL contribution to the KCPL Deferred Compensation and Supplemental Retirement Plan: Jennings -- $7,590, Beaudoin -- $1,500, Wasson -- $1,200.

                     OPTIONS AND STOCK APPRECIATION RIGHTS

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                   NUMBER OF
                                                  SECURITIES    PERCENT OF TOTAL
                                                  UNDERLYING      OPTIONS/SARS     EXERCISE               GRANT DATE
                                                 OPTIONS/SARS      GRANTED TO       OR BASE                 PRESENT
INDIVIDUAL GRANTS                                   GRANTED       EMPLOYEES IN       PRICE    EXPIRATION     VALUE
NAME                                                (#)(1)         FISCAL YEAR      ($/SH)       DATE       ($)(2)
- -----------------------------------------------  -------------  -----------------  ---------  ----------  -----------
A. Drue Jennings...............................       13,750              20%       23.0625     6/7/05        38,638
Bernard J. Beaudoin............................        6,875              10%       23.0625     6/7/05        19,319
Marcus Jackson.................................        6,000               9%       23.0625     6/7/05        16,860
Ronald G. Wasson...............................        6,875              10%       23.0625     6/7/05        19,319
J. Turner White................................        6,000               9%       23.0625     6/7/05        16,860

- ------------------------

(1) One-half of the options granted in 1995 are exercisable on or after June 8, 1996, and the remaining one-half are exercisable on or after June 8, 1997. Each option is granted in tandem with a limited stock appreciation right exercisable automatically in the event of a Change in Control, as defined below. Options may be exercised with cash or previously-owned shares of KCPL Common Stock. Dividends accrue on the options as though reinvested at the regular dividend rate. Such accrued dividends will be paid if the options are exercised and if the exercise price is equal to or above the grant price.

    A "Change in Control" shall be deemed to have occurred if (i) any person other than a trustee or other fiduciary holding securities under an employee benefit plan of KCPL, and other than KCPL or a corporation owned, directly or indirectly, by the shareholders of KCPL in substantially the same proportions as their ownership of stock of KCPL, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of KCPL representing 20% or more of the KCPL Common Stock then outstanding; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the KCPL Board and any new director (other than a director designated by a person who has entered into an agreement with KCPL to effect a transaction described in (i) above) whose election by the KCPL Board or nomination for election by KCPL's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

(2) The grant date valuation was calculated by using the binomial option pricing formula, a derivative of the Black-Scholes model. The underlying assumptions used to determine the present value of the options were as follows:

Annualized stock volatility:                           0.154
Time of exercise (option term):                     10 years
Risk free interest rate:                                6.5%
Stock price at grant:                               $23.0625
Exercise price:                                     $23.0625
Average dividend yield:                                 6.5%
Vesting restrictions discount:                   3% per year

AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                             VALUE OF
                                                                                                            IN-THE-MONEY
                                                                                                            OPTIONS/SARS
                                                                                  NUMBER OF UNEXERCISED      AT FISCAL
                                                                                  OPTIONS/SARS AT FISCAL     YEAR-END
                                                                                       YEAR-END (#)             ($)
                                                SHARES ACQUIRED      VALUE      --------------------------  -----------
NAME                                            ON EXERCISE (#)  REALIZED ($)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE
- ----------------------------------------------  ---------------  -------------  -----------  -------------  -----------
A. Drue Jennings..............................             0               0        40,625        20,625       163,997
Bernard J. Beaudoin...........................             0               0        20,313        10,312        81,999
Marcus Jackson................................             0               0        16,500         9,000        67,005
Ronald G. Wasson..............................             0               0        20,313        10,312        81,999
J. Turner White...............................             0               0         9,750         9,000        41,940


NAME                                            UNEXERCISABLE
- ----------------------------------------------  -------------
A. Drue Jennings..............................       82,500
Bernard J. Beaudoin...........................       41,250
Marcus Jackson................................       36,000
Ronald G. Wasson..............................       41,250
J. Turner White...............................       36,000

                                 BENEFIT PLANS

PENSION PLANS

    KCPL has a non-contributory pension plan (the "KCPL Pension Plan") for its management employees, including executive officers, providing for benefits upon retirement, normally at age 65. In addition, an unfunded deferred compensation plan provides a supplemental retirement benefit for executive officers. The following table shows examples of single life option pension benefits (including unfunded supplemental retirement benefits) payable upon retirement at age 65 to the named executive officers:

                         ANNUAL PENSION FOR YEARS OF SERVICE
AVERAGE ANNUAL BASE                   INDICATED
SALARY FOR HIGHEST   --------------------------------------------
     36 MONTHS          15         20         25      30 OR MORE
- -------------------  ---------  ---------  ---------  -----------
        150,000         45,000     60,000     75,000      90,000
        200,000         60,000     80,000    100,000     120,000
        250,000         75,000    100,000    125,000     150,000
        300,000         90,000    120,000    150,000     180,000
        350,000        105,000    140,000    175,000     210,000
        400,000        120,000    160,000    200,000     240,000
        450,000        135,000    180,000    225,000     270,000
        500,000        150,000    200,000    250,000     300,000

    Each eligible employee with 30 or more years of credited service in the KCPL Pension Plan is entitled to a total monthly annuity at his normal retirement date equal to 50% of his average base monthly salary for the period of 36 consecutive months in which his earnings were highest. The monthly annuity will be proportionately reduced if his years of credited service are less than 30. The compensation covered by the KCPL Pension Plan -- base monthly salary -- excludes any bonuses and other compensation. The KCPL Pension Plan provides that pension amounts are not reduced by Social Security benefits. The estimated credited years of service for each of the named executive officers in the Summary Compensation Table are as follows: Jennings, 21; Beaudoin, 15; Jackson, 18; Wasson, 28; White, 13.

    Eligibility for supplemental retirement benefits is limited to officers selected by the Nominating & Compensation Committee of the KCPL Board; all the named executive officers are participants. The annual target retirement benefit payable at the normal retirement date is equal to 2% of highest average earnings, as defined, for each year of credited service up to 30 (maximum of 60% of highest average earnings). The actual retirement benefit paid equals the target retirement benefit less retirement benefits payable under the management pension plan. A liability accrues each year to cover the estimated cost of future supplemental benefits.

    Section 415 of the Code imposes certain limitations on pensions which may be paid under tax qualified pension plans. In addition to the supplemental retirement benefits, the amount by which pension benefits under the Pension Plan computed without regard to Section 415 of the Code exceed such limitations will be paid outside the qualified plan and accounted for by KCPL as an operating expense.

SEVERANCE AGREEMENTS

    KCPL has entered into Severance Agreements with certain of its senior executive officers, including the named executives, to ensure their continued service and dedication to KCPL and their objectivity in considering on behalf of KCPL any transaction which would change the control of KCPL. Under the KCPL Severance Agreements, during the three-year period after a Change in Control (or, if later, the three-year period following the consummation of the transaction which, if approved by KCPL's shareholders, constitutes a Change in Control), the named executive officers would be entitled to receive a lump-sum cash payment and certain insurance benefits if such officer's employment were terminated (i) by KCPL other than for cause or upon death or disability, (ii) by such executive officer for "Good Reason" (as defined therein), or (iii) by such senior executive officer for any reason during a 30-day period commencing one year after such Change in Control (a "Qualifying Termination"). A Change in Control is defined as (i) an acquisition by a person or group of 20% or more of the KCPL Common Stock (other than an acquisition from or by KCPL or by a KCPL benefit plan), (ii) a change in a majority of the KCPL Board, or (iii) approval by the shareholders of a reorganization, merger, consolidation (unless shareholders receive 60% or more of the stock of the surviving company), liquidation, dissolution or sale of substantially all of KCPL's assets.

    Upon a Qualifying Termination, KCPL must make a lump-sum cash payment to the senior executive officers of (i) such senior executive officer's base salary through the date of termination, (ii) a pro-rated bonus based upon the average of the bonuses paid to such senior executive officer for the last five fiscal years, (iii) any accrued vacation pay, (iv) three times such senior executive officer's highest base salary during the prior 12 months, (v) three times the average of the bonuses paid to such senior executive officer for the last five fiscal years, (vi) the actuarial equivalent of the excess of the senior executive officer's accrued pension benefits, computed as if the senior executive officer had three additional years of benefit accrual service, over the senior executive officer's vested accrued pension benefits, and (vii) the value of any unvested KCPL contributions for the benefit of the senior executive officer under the KCPL Employee Savings Plus Plan. In addition, KCPL must offer health, disability and life insurance plan coverage to the senior executive officer and his dependents on the same terms and conditions that existed immediately prior to the Qualifying Termination for three years, or, if earlier, until such senior executive officer is covered by equivalent plan benefits. KCPL is also obligated to make certain "gross-up" payments in connection with tax obligations arising pursuant to payments under the KCPL Severance Agreements as well as to provide reimbursement of certain expenses relating to disputes arising thereunder.

    Payments and other benefits under the KCPL Severance Agreements are in addition to benefits accruing under the KCPL Long-Term Incentive Plan. Upon a Change in Control (as defined in the KCPL Long-Term Incentive Plan), all stock options granted in tandem with limited stock appreciation rights will be automatically exercised.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Nominating & Compensation Committee of KCPL (the "KCPL Compensation Committee") is composed of independent outside directors. All decisions by the Compensation Committee relating to executive compensation are reviewed by the full KCPL Board, except decisions about awards under the KCPL Long-Term Incentive Plan which must be made solely by the Compensation Committee in order for the grants or awards to satisfy Exchange Act Rule 16b-3. Given KCPL's current level of executive compensation, the KCPL Compensation Committee has not yet adopted a policy with respect to Section 162(m) of the Code pertaining to the deduction of compensation in excess of $1,000,000.

    Executive compensation for KCPL's executive officers consists of base salary, incentive pay, and long-term compensation. The package is designed to attract and retain talented, key executives critical to the long-term success of KCPL and to support a performance-oriented environment. Base salaries for individual executives are established on the basis of (i) job responsibilities and complexity, (ii) individual performance under established criteria and
(iii) competitiveness with similar jobs in comparable companies. The base salaries are targeted at the median level for comparable positions in companies of similar size in the industry. The base salaries and complete compensation packages for the executives are compared annually with national compensation survey data collected by the Edison Electric Institute ("EEI").

    Annual executive incentive pay consists of both formula and discretionary awards. The formula awards are linked to the achievement of specific performance objectives set by the KCPL Board each year. In 1995 the performance objective designated by the KCPL Board was a minimum and maximum EPS subject to the modification described below. Awards were determined on a scale beginning with 0% for the minimum EPS increasing to 20% of annual executive salaries at the maximum EPS. Actual EPS for 1995 resulted in incentive awards equal to 14.7% of base salary, which was further modified by an additional 0.7% to reflect a decline in the real price of electricity within KCPL's service territory. The resulting 1995 formula awards equalled 15.4% of base salaries.

    Discretionary  awards  under  the  incentive pay  program  are  possible for outstanding individual contributions as determined by the KCPL Compensation Committee. The sum of such discretionary awards, other than to the Chief Executive Officer, cannot exceed 10% of the total participating salaries. No discretionary awards are paid unless the performance objective set by the KCPL Board for the formula award is reached. Discretionary awards were paid for 1995 to four of the named executive officers based on their significant and direct contributions to the profits of KCPL, and/or extraordinary division leadership.

    To further link total compensation to corporate performance, the executive officers received in 1995 non-qualified stock options granted at fair market value under the KCPL Long-Term Incentive Plan. The amounts of the grants were influenced by the following: (i) executive's influence and contribution to KCPL's financial condition, (ii) amount of the total compensation package for each executive which the Compensation Committee believed should be tied to the performance of KCPL's stock price, and (iii) amount of options previously granted to participants. The KCPL Compensation Committee did not apply any specific formula to determine the weight of each factor.

CHIEF EXECUTIVE OFFICER COMPENSATION

    In setting the base salary for the Chief Executive Officer ("CEO"), the Compensation Committee considers primarily KCPL's financial performance and the low cost and quality service provided by KCPL as compared with other utilities. As shown in the Performance Graph, KCPL's financial performance substantially exceeded that of the EEI Index for 1995. The Committee also took into account relevant salary information from the EEI survey data. The formula portion of Mr. Jennings' annual incentive pay was determined in the same manner discussed above for the other executive officers. His discretionary award of $70,000 under the incentive pay program was granted in recognition of his extraordinary leadership during a critical period in the utility industry. Mr. Jennings also received stock option grants under the KCPL Long-Term Incentive Plan based on the same criteria as the other executive officers.

                                          COMPENSATION COMMITTEE
                                          Robert H. West
                                          George E. Nettels, Jr.
                                          Robert J. Dineen












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